                         COMMON STOCK PURCHASE AGREEMENT


         This Common Stock Purchase Agreement (the "Agreement") is made as of February 1, 2000 by and among Uproar Inc., a Delaware corporation (the "Company"), and Trans Cosmos USA Inc., a Washington corporation (the "Purchaser").


                                   SECTION 1

                              Sale of Common Stock

         Sale of Common Stock. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from the Company, and the Company agrees to sell and issue to Purchaser, at the Closing (as defined below) such number of shares of the Company's Common Stock (the "Common Stock") as shall equal Twenty Five Million U.S. Dollars ($25,000,000) in aggregate Fair Market Value. For the purpose of calculating such number of shares, the "Fair Market Value" of one (1) share of the Common Stock shall be deemed to be the average of the last per-share price at which shares of the Common Stock traded on each of the five
(5) trading days immediately preceding the Closing Date (as defined below), as reported by the European Association of Securities Dealers Automated Quotation (EASDAQ) system. The aggregate purchase price for such number of shares of the Common Stock (the "Shares") shall be Twenty Five Million U.S. Dollars ($25,000,000.00).


                                   SECTION 2

                             Closing Dates, Delivery

         2.1 Closing Dates. The closing of the purchase of the Shares by Purchaser shall be held at the offices of Brobeck, Phleger & Harrison LLP at 1633 Broadway, New York, NY 10019, U.S.A., on or before February 4, 2000, (the "Closing") or at such other time and place as the Company and the Purchaser shall agree. The date of the Closing is herein referred to as the "Closing Date."

         2.2 Delivery. At the Closing, the Company will deliver to Purchaser a certificate or certificates, registered in the Purchaser's name, representing the Shares to be issued to such Purchaser at Closing. At the Closing, delivery of the certificates for the Shares will be made against delivery to the Company of the purchase price therefor by (i) certified check payable to the Company or
(ii) wire transfer of immediately available funds according to the Company's instructions.



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                                   SECTION 3

                  Representations and Warranties of the Company

         The Company hereby represents, warrants and covenants to and with the Purchaser as follows:

         3.1 Corporate Organization and Authority. The Company is a corporation duly organized and existing under and is in good standing under the laws of the State of Delaware. The Company is qualified to do business in the State of New York, has the corporate power and corporate authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted and is qualified to do business as a foreign corporation in all jurisdictions except where a failure to so qualify would not have a material adverse effect on the Company.

         3.2 Capitalization. Immediately prior to the Closing, the authorized capital stock of the Company shall consist of:

         (a) Common Stock. A total of 112, 000,000 shares of Common Stock, of which 11,986,234 shares are duly and validly issued and outstanding, fully-paid, nonassessable. The Company has reserved 2,700,000 shares of Common Stock under its 1999 Share Option/Share Issuance Plan for issuance to employees and directors of, and consultants to, the Company ,of which 2,438,853 shares of Common Stock are subject to outstanding options. The Company has also granted or assumed options to purchase 514,353 shares of Common Stock not pursuant to any plan. Except as set forth in the Company's Registration Statement filed with the Securities and Exchange Commission (the "SEC") on Form S-1, there are no other outstanding warrants, options, conversion privileges, preemptive rights, or other rights or agreements to purchase or otherwise acquire or issue any equity securities of the Company. (b) Preferred Stock. A total of 48,000,000 shares of Preferred Stock, of which no shares have been issued or are outstanding as of the date hereof; and none of which shares of Preferred Stock will be issued or outstanding prior to the Closing.

         3.3 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of all of its obligations under this Agreement and for the sale, issuance and delivery of the Shares has been taken or will be taken prior to the Closing. This Agreement and the Registration Rights Agreement in the form attached hereto as Exhibit A (the "Registration Rights Agreement"), when executed and delivered by the Company, will constitute legally binding and valid obligations of the Company, enforceable in accordance with their terms.

         3.4 Validity of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration expressed in this Agreement, shall be duly and validly issued (including, without limitation, issued in compliance with applicable U.S. federal and state securities laws, assuming the accuracy of the representations and warranties of the Purchaser set forth herein), fully-paid and non-assessable and free and clear of all liens and encumbrances (other than those, if any, created or imposed by a Purchaser).

         3.5 Financial Statements. The Company has delivered to Purchaser audited balance sheet, profit and loss statement, statement of shareholders' equity and statement of cash flows including notes thereto at December 31, 1999 and for the fiscal year then ended (the "Company Financial Statements"), which comply as to form in all material respects with all applicable accounting requirements with respect thereto and have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and fairly present the financial position of Company as at the date thereof and the results of its operations and cash flows for the period then ended.
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                                   SECTION 4

                 Representations and Warranties of the Purchaser

         Purchaser hereby represents, warrants and covenants to and with the Company as follows:

         4.1 Experience. Purchaser has substantial experience in evaluating and investing in private placement transactions so that Purchaser is capable of evaluating the merits and risks of Purchaser's investment in the Company. Purchaser, by reason of its business or financial experience or the business or financial experience of its professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly, has the capacity to protect its own interests in connection with the purchase of the Shares under this Agreement.

         4.2 Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser's representation to the Company, which by the Purchaser's execution of this Agreement the Purchaser hereby confirms, that the Shares to be received by the Purchaser will be acquired for investment for the Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

         4.3 Restricted Securities. The Purchaser understands that the Shares it is purchasing are characterized as "restricted securities" under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Shares may be resold without registration under the Securities Act of 1933, as amended (the "Securities Act"), only in certain limited circumstances. In the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities Act, the Shares must be held indefinitely. In this connection, the Purchaser represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act, including without limitation the Rule 144 condition that current information about the Company be available to the public, and further understands that such information is not now available.

         4.4 Access to Data. Purchaser and its representatives have met with representatives of the Company and have had the opportunity to ask questions of, and receive answers from, said representatives concerning the Company and the terms and conditions of this transaction as well as to obtain any information requested by Purchaser. Any questions raised by Purchaser or its representatives concerning the transaction have been answered to the satisfaction of Purchaser and its representatives. Purchaser's decision to purchase the Shares is based in part on the answers to such questions as Purchaser and its representatives have raised concerning the transaction and on its own evaluation of the risks and merits of the purchase and the Company's proposed business activities.

         4.5 Accredited Investor. The Purchaser is either (i) a "qualified institutional buyer" within the meaning of such term under paragraph (a) of Rule 144A under the Securities Act, or (ii) a large institutional "accredited investor" within the meaning of such term under paragraph (a)(1), (a)(2),
(a)(3), (a)(7) or (a)8 of Rule 501 of Regulation D under the Securities Act as further discussed in SEC No-Action Letter regarding Black Box Incorporated, 1992 WL 55818 (S.E.C.), dated February 28, 1992 and SEC No-Action Letter regarding Black Box Incorporated, 1990 WL 286633 (S.E.C.), dated June 26, 1990.

         4.6 Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Purchaser further agrees not to make any disposition of all or any portion of the Shares unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 4, and: (a) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (b) (i) The Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if requested by the Company, the Purchaser shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration of such Shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

         Notwithstanding the provisions of subsections (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by the Purchaser, if it is a partnership, to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if he or she were the original Purchaser hereunder.

         4.7 Legends. It is understood that the certificates evidencing the Shares may bear one or all of the following legends: (a) These securities have not been registered under the Securities Act of 1933, as amended (the "Act"). They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act.

         (b) Any legend required by the laws of the State of Delaware, including any legend required by the Delaware General Corporation Law.
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         4.8 Further Representations by Foreign Investors. If it is not a United
States person, the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any purchase of the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Shares. The Purchaser further represents that its purchase and payment for, and its continued beneficial ownership of the Shares, will not violate any applicable securities or other laws of its jurisdiction

         4.9 Organization; Authorization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Washington. All corporate action on the part of Purchaser, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of all of its obligations under this Agreement has been taken or will be taken prior to the Closing. This Agreement when executed and delivered by the Purchaser will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms.

                                   SECTION 5

                       Conditions to Closing of Purchaser

         Purchaser's obligation to purchase the Shares at the Closing is, at the option of the Purchaser, subject to the fulfillment or waiver as of the Closing Date of the following conditions:

         5.1 Representations and Warranties Correct. The representations and warranties made by the Company in Section 3 of this Agreement shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date.

         5.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all respects.

         5.3 Registration Rights Agreement. The Company shall have entered into the Registration Rights Agreement.

         5.4 Authorization of Stock Issuance. The Board of Directors shall have authorized the sale and issuance of the Shares to Purchaser.

         5.5 Election of Board Member. The Board of Directors of the Company shall have elected Purchaser's representative James Geddes as a director of the Company effective upon the consummation of the Closing, to hold office until the next annual meeting of stockholders and until his successor is elected and qualified, or until his earlier death, resignation or removal. The Company shall also use all reasonable efforts to cause the Board of Directors to nominate Mr. Geddes for re-election to the Board of Directors of the Company at the next annual meeting of stockholders.


                                   SECTION 6

                        Conditions to Closing of Company

         The Company's obligation to sell and issue the Shares at the Closing is, at the option of the Company, subject to the fulfillment or waiver of the following conditions:

         6.1 Representations. The representations made by Purchaser in Section 4 of this Agreement shall be true and correct when made, and shall be true and correct on the Closing Date.

         6.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchaser on or prior to the Closing Date shall have been performed or complied with in all material respects.

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                                   SECTION 7

                             Joint Venture Partners

         Japanese Joint Venture. The Company and the Purchaser covenant and agree that Purchaser or an affiliate of Purchaser will be the exclusive joint venture or Japanese KK partner for all the Company's operations in Japan. The Company and Purchaser shall negotiate a Joint Venture or KK Agreement ("KK Agreement"), using good faith negotiations, during the 180 day period following the Closing Date, which KK Agreement shall include the substantive terms set forth in the Joint Venture Term Sheet attached hereto as Exhibit B.


                                   SECTION 8

                                  Miscellaneous

         8.1 Entire Agreement. This Agreement and the Exhibits hereto constitute the entire agreement of the parties, and supersede all prior written or oral understandings between the parties, with respect to the matters set forth herein.

         8.2 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

         8.3 No Assignment. Without the prior written consent of the other party, neither party may assign any of its rights or delegate any of its duties under this Agreement except to an entity controlling, controlled by or under common control with the assigning party (an "Affiliate"); provided, however, that no assignment to an Affiliate shall relieve the assigning party of its liabilities to the other party hereunder.

         8.4 Amendment; Waiver. No amendment or waiver of any provision of this Agreement shall be effective except to the extent set forth in a writing signed on behalf of the party against whom the enforcement of such amendment or waiver is sought.

         8.5 Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York without giving effect to the conflicts of laws principles thereof, and by the General Corporation Law of the State of Delaware to the extent applicable to any corporate action related to the Company hereunder.

         8.6 Expenses. The Company and the Purchaser shall each bear their own expenses incurred on their behalf with respect to this Agreement and the transactions contemplated hereby.

         8.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

         8.8 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

         The foregoing COMMON STOCK PURCHASE AGREEMENT is hereby executed as of the date first above written.

"COMPANY"                         UPROAR INC.
                                  a Delaware corporation



                                  By: /s/ Kenneth D. Cron
                                      -------------------------
                                       Kenneth D. Cron
                                       Chairman and CEO

"PURCHASER"                       TRANS COSMOS USA INC.
                                  a Washington corporation



                                  By: /s/ Shozo Okuda
                                      -------------------------
                                  Name: Shozo Okuda
                                  Title: Chairman

                                                                       EXHIBIT B

                               Trans Cosmos/Uproar
                            Joint Venture Term Sheet

o Formation. As soon as practicable but in no event later than 180 days after Trans Cosmos' investment of $25 million in Uproar, Uproar and Trans Cosmos would form a Japanese joint venture ("Uproar KK") to produce a Japanese-localized version of Uproar's www.uproar.com game site (the "KK Game Site").


o        Ownership. Uproar KK would be owned 50% each by Uproar and Trans
         Cosmos.

o Capital Contributions. Uproar would contribute US$500,000 in capital to Uproar KK and Trans Cosmos would contribute US$4,500,000. (Based on $1
         - 100 yen conversion rate.)

o        Uproar Intellectual Property.

o License. Uproar would grant Uproar KK an exclusive and perpetual license in Japan to use Uproar's trademarks, technology and content ("Intellectual Property") on the KK Game Site. Uproar would also license Uproar KK any Intellectual Property which Uproar develops in the future and which Uproar KK wishes to utilize on the KK Game Site.

o Fee. For the first 2 years of the license term, Uproar KK would pay Uproar a license fee of $1 million per year (payable in equal quarterly installments). Thereafter, Uproar KK shall pay Uproar 15% of the revenue Uproar KK derives from the Intellectual Property.

o Uproar will pay Uproar KK 15% of revenue Uproar derives from its distribution of content licensed by Uproar from Uproar KK.


o Board of Directors. The Board of Directors of Uproar KK would consist of 5 members: 2 appointed by Uproar, 2 appointed by Trans Cosmos, and 1 appointed by mutual agreement of the partners.

o Management. Uproar KK would be managed day-to-day by a President who would be jointly appointed by the partners and who would be the fifth Board member.

o Employee Options. Uproar KK would grant share options to its employees for up to 10% of its equity.